                                   EXHIBIT 11
                                   ----------



                          BENTHOS, INC. AND SUBSIDIARY

                       COMPUTATION OF EARNINGS PER SHARE

                                                            Years Ended September 30,
                                                      1997            1996             1995

Net income                                          $1,558,406      $1,171,334       $  161,807
                                                    ----------      ----------       ----------
Weighted average common shares
outstanding                                          1,225,722       1,190,529        1,226,396

Common stock equivalents
  outstanding, pursuant to the
  treasury stock method                                144,653         116,393          108,771
                                                    ----------      ----------       ----------
Weighted average number of
  common and common equivalent
  shares outstanding                                 1,370,375       1,306,922        1,335,167
                                                    ==========      ==========       ==========
Net income per common and
  common equivalent share
  outstanding                                       $     1.14      $      .90       $      .12
                                                    ==========      ==========       ==========
